Exhibit 99.1

ATI and Tsingshan to Form Innovative Stainless Steel Joint Venture

  Two Global Innovators to Form Joint Venture
  Tsingshan’s Vertical Integration Provides Reduced Raw Materials Cost Volatility
  Conversion Agreement Expected to Significantly Increase ATI’s HRPF Utilization
  JV’s DRAP Finishing Facility to Restart; Adds 100 Jobs
  JV Provides a Highly Competitive and Uniquely Differentiated Offering
  Another Action to Position ATI’s FRP Business for Sustainable Profitability

PITTSBURGH--(BUSINESS WIRE)--November 2, 2017--Allegheny Technologies Incorporated (NYSE: ATI) today announced that it has reached a definitive agreement to form an innovative 50-50 joint venture (JV) with an affiliate company of Tsingshan Group (Tsingshan). Tsingshan is vertically integrated and is the world’s largest stainless steel producer. Formation of the JV is subject to customary regulatory and anti-trust clearances, which are expected by the first quarter 2018. The JV will manufacture and sell 60 inch-wide stainless sheet in North America. First shipments are expected in early 2018.

“As we have stated over the last two years, our strategy is to first return our Flat Rolled Products (FRP) business to profitability, and then position our FRP segment for sustainable profitability regardless of raw materials costs or trade policy,” said Rich Harshman, ATI’s Chairman, President and Chief Executive Officer. “We believe this innovative joint venture combined with the strategic actions and cost reduction initiatives taken over the last several years lays the foundation to achieve this objective.

“This joint venture benefits ATI and Tsingshan as well as our customers in the North American stainless market. Tsingshan’s capabilities to produce stainless steel slabs using its unparalleled vertically integrated mining, refining, and casting assets combined with ATI’s innovative, low-cost Hot Rolling and Processing Facility (HRPF), and the JV’s unique Direct Roll Anneal and Pickle (DRAP) facility creates a cost competitive supplier of stainless sheet products for the North American market.

“For ATI, the conversion agreement volume will significantly increase the utilization of our HRPF and will utilize the previously idled DRAP finishing facility in Midland, PA, which will be owned and operated by the joint venture.”

Key points of the joint venture:

  Allegheny & Tsingshan Stainless is the joint venture company’s name.
  Tsingshan’s operation in Indonesia is vertically integrated from mining raw materials, including ferronickel and ferrochrome, through refining and casting. Tsingshan will supply the JV with redi-to-roll slabs with reduced raw material cost volatility.
  The Tsingshan-supplied stainless slabs will be hot-rolled into coils on ATI’s HRPF under a conversion agreement between ATI FRP and the JV. The HRPF provides customers with the market’s most consistent quality and edge-to-edge, tip-to-tail gauge control.
  The hot-rolled coils will be finished into stainless sheet using the JV’s DRAP line, which is ATI’s major investment in the joint venture. The Midland operations’ assets were impaired in 2015 and the DRAP finishing line was idled in early 2016.
  The JV is expected to add approximately 100 manufacturing jobs in Western PA.

“Tsingshan has built the world’s newest and most innovative stainless production facilities,” Harshman continued. “Our HRPF provides unsurpassed coil quality and is a modern, low-cost facility. The JV’s DRAP line is an efficient continuous automated facility. It is the only one of its kind in North America that completes the finishing process in minutes rather than the weeks required by the conventional finishing path.

“As one global supply chain, the joint venture will provide a highly competitive and uniquely differentiated offering.”

The JV will be treated as a 50-50 equity investment. The partners will share in JV operating profit and in the cash flow generated by the JV. Sales of the joint venture will not be consolidated into ATI sales. ATI’s FRP segment will benefit from the conversion services provided by the HRPF to the JV, increased utilization of the HRPF, and ATI FRP’s share of JV profits.

Aerospace & Defense, which is approximately 50% of sales, will continue to be ATI’s largest market. ATI’s consolidated sales of standard stainless sheet are expected to remain at 10% or lower as a percentage of total ATI sales.

ATI will provide live Internet listening access to its conference call with investors and analysts scheduled for Thursday, November 2, 2017 at 8:30am ET. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, go to the home page and select “Conference Call.” Replay of the conference call will be available on the ATI website.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. Our largest market is aerospace & defense, representing approximately 50% of total sales and led by jet engines. Additionally, we have a strong presence in the oil & gas, electrical energy, medical, and automotive markets. In aggregate, these key markets represent about 80% of our revenue. ATI is a market leader in manufacturing differentiated products that require our unique manufacturing and precision machining capabilities as well as our innovative new product development competence. Our capabilities range from alloy development through final production of highly engineered finished components. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products.

Tsingshan Group, founded in 1998, is a multi-national fully integrated stainless steel producer engaged in nickel ore mining, ferronickel and ferrochrome smelting, stainless steel making, hot rolling, and cold rolling with captive supportive power plants and ports. Tsingshan produces stainless sheet, plate, bar, rod, wire, pipe, and tube. Tsingshan Group, along with other partners, have been investing significantly in Indonesia and India. Tsingshan Group, as the global leader in the production of crude stainless steel, produced 5.5 million tons of crude stainless steel in 2016. Tsingshan Group continues in persistent pursuit the of the company culture of “Dare to be the First, Incorruptible and Dedicated.”

Yongqing Limited Liability Company (Yongqing) is the Tsingshan Group affiliated company mentioned in the first paragraph of this news release.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004